EXHIBIT 15.1

August 4, 2023

To the Board of Directors and Shareholders of
Berkshire Hathaway Energy Company
666 Grand Avenue
Des Moines, Iowa 50309

We are aware that our report dated August 4, 2023, on our review of the interim financial information of Berkshire Hathaway Energy Company appearing in this Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, is incorporated by reference in Registration Statement No. 333-228511 on Form S-8.

/s/ Deloitte & Touche LLP

Des Moines, Iowa